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                                                                   EXHIBIT 11

                  ORION CAPITAL CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                                 (UNAUDITED)

                (000s omitted-except for per common share data)

                                               Three Months Ended March 31,
                                               ----------------------------
                                                     1994        1993
                                                     ----        ----
Computation of weighted average
  number of common and equivalent
  shares outstanding:

PRIMARY -

  Weighted average number of shares
    outstanding .............................       14,354      14,301
  Dilutive effect of stock options ..........          133         145
                                                   -------     -------
  Weighted average number of common and
    equivalent shares .......................       14,487      14,446
                                                   =======     =======

  Net earnings before preferred dividend
    requirements ............................      $13,240     $26,153
  Preferred dividends .......................            -         382
                                                   -------     -------
  Net earnings attributable to common
    stockholders ............................      $13,240     $25,771
                                                   =======     =======

  Net earnings per common share .............      $   .91     $  1.78
                                                   =======     =======

FULLY DILUTED -

  Weighted average number of shares
    outstanding .............................       14,354      14,301
  Dilutive effect of stock options ..........          133         158
  Conversion of $2.125 preferred stock ......            -         230
                                                   -------     -------
  Weighted average number of common and
    equivalent shares .......................       14,487      14,689
                                                   =======     =======

  Net earnings before preferred dividend
    requirements ............................      $13,240     $26,153
  Adjustable rate preferred stock dividends..            -         380
                                                   -------     -------
  Net earnings attributable to common
    stockholders ............................      $13,240     $25,773
                                                   =======     =======

  Net earnings per common share .............      $   .91     $  1.75
                                                   =======     =======



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